EXHIBIT 99.1

Contact: Brock Hill

(626) 535-1932

COAST LITIGATION TRUST ANNOUNCES

TERMINATION OF DESIGNATION OF CPR CERTIFICATES

FOR TRADING ON NASDAQ AND TERMINATION OF THE TRUST

PASADENA, Calif., May 23, 2003—The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ: CCPRZ) (the “Trust”) announced that, as previously disclosed, it has been notified by The NASDAQ National Market (“NASDAQ”) that at the end of business today NASDAQ will terminate the CPR Certificates designation for trading.

Also as previously disclosed, today, May 23, 2003, is the date on which the Trust will dissolve, and pursuant to the terms of a Certificate of Cancellation to be filed with the Secretary of State of the State of Delaware, the Trust will terminate on May 30, 2003. Subsequent to such termination, the CPR Certificates will cease to exist by operation of law.

The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. (“Coast Savings”), merged with and into H.F. Ahmanson & Co., held Ahmanson’s or its successor’s commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C). The CPR Certificates, representing undivided interests in Ahmanson’s commitment, were publicly issued by the Trust to the holders of Coast Savings’ common stock immediately prior to the effectiveness of Coast Savings’ merger with Ahmanson on February 13, 1998. The CPR Certificates have traded on the NASDAQ under the symbol CCPRZ.##